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Exhibit 5.1

March 4, 2014

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to SM Energy Company, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Registration Statement, the Company is offering up to $500,000,000 aggregate principal amount of its 5% Senior Notes due 2024 registered under the Securities Act (the "Exchange Notes") in exchange for a like principal amount of the Company's outstanding 5% Senior Notes due 2024. The Exchange Notes will be issued under an Indenture, dated as of May 20, 2013, between the Company and U.S. Bank National Association, as Trustee (the "Indenture"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, including any prospectus or prospectus supplement forming a part thereof.

        As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

  A.
  the Registration Statement;

  B.
  an executed copy of the Indenture;

  C.
  the form of note representing the Exchange Notes;

  D.
  an executed copy of the Registration Rights Agreement, dated May 20, 2013, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (the "Registration Rights Agreement");

  E.
  a copy of the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on November 17, 1992, as amended by the Certificate of Amendment, filed June 22, 1998, the Certificate of Amendment, filed May 31, 2001, the Certificate of Amendment, filed May 26, 2005 and the Certificate of Amendment, filed June 1, 2010, and certified by the Delaware Secretary of State as of a recent date;

  F.
  a copy of the Amended and Restated By-Laws of the Company effective as of January 1, 2013;

  G.
  copies of the resolutions adopted by the Board of Directors of the Company dated May 13, 2013 relating to, among other things, the Exchange Notes, the Indenture and the Registration Rights Agreement; and

  H.
  the certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware on March 3, 2014 (the "Good Standing Certificate").

        As to questions of fact material to the opinions expressed below, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. We have assumed for purposes of this opinion: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, or photographic copies; (c) that all signatures on documents examined by us are genuine; (d) that each individual signing any document had the legal capacity to do so; (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (f) the accuracy, completeness and authenticity of certificates of public officials; and (g) the due execution and delivery of the Indenture and the Registration Rights Agreement by the persons authorized by each respective party thereto (other than the Company) to execute and deliver such documents on each party's behalf. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinions expressed below.

        Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

  1.
  The Company is validly existing as a corporation and in good standing under the laws of the State of Delaware.

  2.
  The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.

  3.
  The issuance, execution and delivery by the Company of the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company.

        In rendering our opinions in paragraph 1 as to the valid existence and good standing status of the Company, we have relied solely on the Good Standing Certificate.

        The opinions expressed in this letter are limited to the Delaware General Corporation Law and we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Holland & Hart LLP

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  Exhibit 5.1